UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2013

(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214
(Address of principal executive offices)		(Zip Code)

 (315) 445-2282
(Registrant's telephone number, including area code)

                                    Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)    Compensatory Arrangements of Certain Officers.

On October 18, 2013, Community Bank System, Inc. (the “Company”) and the Company’s subsidiary, Community Bank, N.A. (“Bank”), entered into a renewal employment agreement (“Employment Agreement”) and a revised supplemental retirement plan agreement with Brian D. Donahue, the Bank’s Executive Vice President and Chief Banking Officer, and a revised supplemental retirement plan agreement with George J. Getman, the Bank’s Executive Vice President and General Counsel.

Mr. Donahue’s Employment Agreement continues the format and terms of his prior employment agreement which expired on December 31, 2012.  The Employment Agreement provides that Mr. Donahue shall serve as the Executive Vice President and Chief Banking Officer of the Bank during the period from January 1, 2013 to December 31, 2015.  During the term of the Agreement, the Company shall pay a base salary at an annual rate of $325,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Donahue will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan (“MIP”) as determined by the Compensation Committee of the Board of Directors.  The Employment Agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability.  In the event Mr. Donahue is terminated without cause, he will be entitled to the greater of (i) 175 percent of the sum of his annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) the amount of base salary and expected MIP payments that otherwise would have been payable to Mr. Donahue through the unexpired term of the agreement.  If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  Mr. Donahue is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Under the terms of Mr. Donahue’s Supplemental Retirement Plan Agreement, which amends his prior agreement dated January 29, 2010, the Company has agreed to provide Mr. Donahue with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Donahue’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The benefit payable under this formula is reduced by the amount of any other Company provided retirement benefits, including benefits under the Company’s pension plan and Company contributions to the Company’s 401(k) Plan.  Mr. Donahue’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company.  Unless Mr. Donahue elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Donahue’s life.

The Company also entered into a revised Supplemental Retirement Plan Agreement with Mr. Getman on October 18, 2013 which amends Mr. Getman’s prior supplemental retirement plan agreement, dated April 9, 2009.

Under the terms of Mr. Getman’s revised Supplemental Retirement Plan Agreement, the Company has agreed to provide Mr. Getman with an annual retirement benefit equal to the product of (i) 2.0%, times (ii) Mr. Getman’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The benefit payable under this formula is reduced by the amount of other Company provided retirement benefits, including benefits under the Company’s pension plan and Company contributions to the Company’s 401(k) Plan. Mr. Getman’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company.  Unless Mr. Getman elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Getman’s life.

In considering the amendments to the Supplemental Retirement Plan Agreements for Messrs. Donahue and Getman, the Company’s Compensation Committee considered, among other factors, the executives’ overall compensation arrangements, the responsibilities and contributions of the executives to the Company, the cost of retirement benefits, and the input of the Committee’s independent compensation consultant who concluded that the benefits for each executive were within competitive practices based upon its review.  The Supplemental Retirement Plan Agreements do not contain provisions which provide for additional years of benefits upon a change of control or for inclusion of equity based awards in the benefit determination.

The foregoing descriptions of Mr. Donahue’s Employment Agreement and the Supplemental Retirement Plan Agreements for Messrs. Donahue and Getman do not purport to be complete and are qualified in their entirety by reference to the copies of the Employment Agreement and the Supplemental Retirement Plan Agreements attached hereto as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3, respectively, and incorporated by reference.

Item 9.01         Financial Statements and Exhibits

(d)     Exhibits

10.1           Employment Agreement, dated October 18, 2013, by and among Community Bank System, Inc., Community Bank, N.A. and Brian D. Donahue.

10.2           Supplemental Retirement Plan Agreement, dated October 18, 2013, by and among Community Bank System, Inc., Community Bank, N.A. and Brian D. Donahue.

10.3           Supplemental Retirement Plan Agreement, dated October 18, 2013, by and among Community Bank System, Inc., Community Bank, N.A. and George J. Getman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ George J. Getman
Name: George J. Getman
Title: Executive Vice President and General Counsel

Dated: October 23, 2013